Exhibit 10.28

August 8, 2018

Daniel Lewis

2309 Bering Drive

San Jose, CA 95131

Dear Daniel:

I am pleased to offer you a position with MoSys, Inc. (the “Company”) as President and Chief Executive Officer (“CEO”), an exempt position. This offer letter (the “Agreement”) sets forth the terms and conditions of the Company’s offer of employment. This is intended to be a binding agreement, and if the terms contained in this Agreement are acceptable to you, please acknowledge your acceptance by signing in the signature block, below. The Company’s offer of employment is conditioned upon: (1) your presenting satisfactory evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the I-9 form required by law within three business days of the commencement of your employment with the Company; (2) your consent to, and satisfactory completion of a background check; (3) your execution of the Company’s standard form of Employment, Confidential Information and Invention Assignment Agreement; (3) your completion of the Company’s standard Directors and Officers Questionnaire and the Company’s satisfactory review of your responses; and (4) ratification of this offer by the Company’s board of directors (the “Board”).

As CEO, you wil1 report directly to the Board. You agree to perform the duties set forth in this letter, as well as any other reasonable duties determined by the Board.    Our mutual expectations regarding the primary duties of this position are as follows: (l) all duties, authorities and responsibilities customary for a chief executive officer of a public company, including executive responsibility for developing strategic direction and all operational activities of the Company, (2) ultimate management responsibility for all employees of the Company, and (3) preparation and submission of an operating plan to the Board on at least an annual basis, which shall serve to provide the scope of operational authority. It is understood that you will not be employed by any other person or organization when you commence employment with the Company.

Your semi-monthly compensation will be $10,416.67 dollars, and, annualized, is equal to $250,000 a year. Your compensation will be paid in accordance with the Company’s normal payroll procedures and will be subject to applicable withholding required by law or as authorized by you. The Compensation Committee of the Board will determine an appropriate equity award commensurate with your responsibilities.

You will also be eligible to participate, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program, in the Company’s employee benefit plans and programs, including the Executive Change-In-Control and Severance Policy, standard major medical, dental, life, disability and vision insurance benefits, flexible benefit plan, paid holidays, personal time off (PTO), and the 401(k) plan. Please consult the terms of those plans, which govern your eligibility and terms, and/or contact the Company’s Human Resources Department. You will be reimbursed on a regular basis for reasonable, necessary and properly documented business and travel expenses incurred for the purpose of conducting the Company’s business, in accordance with Company policy.

MoSys, Inc. ● 2309 Bering Drive, San Jose, CA 95131 ● Tel: 408.418.7500 ● www.mosys.com

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

MANDATORY ARBITRATION AND WAIVER OF RIGHT TO JURY TRIAL: You agree that any dispute arising out of or related to your employment, including termination of your employment, with the Company shall be resolved only by an arbitrator through final and binding arbitration pursuant to the then current Employment Arbitration Rules of the JAMS (Judicial Arbitration & Mediation Services) (available at www.jamsadr.com) [or, at the Parties’ option, under the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (available at www.aadr.org)], and not by way of court or jury trial. Attached for your reference is a copy of the current JAMS Employment Arbitration Rules, which are also available on JAMS’ website. Please acknowledge your receipt here of the JAMS Employment Arbitration Rules: _________ (please initial).

You and the Company agree that any dispute regarding any aspect of this Agreement, including the confidentiality provisions, shall be submitted exclusively to final and binding arbitration before a mutually agreed upon arbitrator in accordance with the Federal Arbitration Act (“FAA”), 9 U.S.C. §§ 1, et seq. In the event that the FAA does not apply for any reason, then the arbitration will proceed pursuant to the California Arbitration Act, California Code of Civil Procedure §§ 1280, et seq. The arbitrator shall be empowered to award any appropriate relief, including remedies at law, in equity or injunctive relief. The arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to and decided by the arbitrator. The arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. The location of the arbitration proceeding shall be in the general geographical vicinity of the place where you last worked for the Company, unless each party to the arbitration agrees in writing otherwise. You and the Company agree that this arbitration shall be the exclusive means of resolving any dispute under this Agreement and that no other action will be brought by them in any court or other forum. If you and the Company cannot agree on an arbitrator, then an arbitrator will be selected using the alternate striking method from a list of five (5) neutral arbitrators provided by the applicable JAMS Rule. Each Party will pay the fees for their own counsel, subject to any remedies to which that party may later be entitled under applicable law. However, in all cases where required by applicable law, the Company will pay the arbitrator’s fees and the arbitration costs. If under applicable law the Company is not required to pay the arbitrator’s fees and the arbitration costs, then such fees and costs will be apportioned equally between each set of adverse Parties.

Except as may be permitted or required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration. Claims may be brought before an administrative agency, but only to the extent applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate. However, there will be no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action.

MoSys, Inc. ● 2309 Bering Drive, San Jose, CA 95131 ● Tel: 408.418.7500 ● www.mosys.com

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to the Human Resources Department. This offer will expire on August 12, 2018. This Agreement, together with the Company’s standard employment policies and procedures in effect from time to time, constitutes the entire terms of your employment with the Company and supersedes all prior representations or agreements, whether written or oral. This Agreement is to be governed by California law, without regard to any conflicts of law. To the extent that any of the terms of this Agreement or any of the foregoing agreements conflict with the Company’s standard employment policies and procedures in effect from time to time, the former shall govern. This Agreement may not be modified or amended except by a written agreement signed by the Chairman of the Compensation Committee of the Board and you.

If you have any questions, please feel free to call me. The Board looks forward to your favorable reply and to a productive and exciting working relationship.

Sincerely,

Stephen L. Domenik

Charmain of the Compensation Committee

ACCEPTED AND AGREED TO

this 8 day of August, 2018.

Start date: August 8, 2018

/s/ Daniel Lewis
Daniel Lewis

MoSys, Inc. ● 2309 Bering Drive, San Jose, CA 95131 ● Tel: 408.418.7500 ● www.mosys.com